UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2017

(Exact name of registrant as specified in its charter)

Pennsylvania	0-10587	23-2195389
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Square Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 717-291-2411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Amendment No. 1 to Current Report on Form 8-K/A (this “Amendment”) is being filed as an amendment to the Current Report on Form 8-K for Fulton Financial Corporation (“Fulton”) filed with the Securities and Exchange Commission on October 23, 2017 under Items 5.02 and 9.01 (the “Original Filing”). Fulton is filing this Amendment to the Original Filing solely to disclose the final terms and conditions of employment for Mark M. McCollom (“Mr. McCollom”). No other changes have been made to the Original Filing.

Item 1.01 – Entry into a Material Definitive Agreement.

Fulton and Mr. McCollom entered into an Executive Employment Agreement, effective as of November 20, 2017 (the “Employment Agreement”), and a Key Employee Change in Control Agreement, effective as of November 20, 2017 (the “CIC Agreement).

The Employment Agreement and CIC Agreement are attached hereto as Exhibit 10.1 and 10.2, respectively.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2017, Mr. McCollom commenced his employment with Fulton as Senior Executive Vice President and a member of Fulton’s executive management team. He will serve as Chief Financial Officer Designee until he assumes the role of Chief Financial Officer in March 2018. In connection with Mr. McCollom joining Fulton as outlined in the Original Filing, Fulton and Mr. McCollom entered into the Employment Agreement and the CIC Agreement, which are attached hereto as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

The Employment Agreement provides that Mr. McCollom’s the initial base salary will be $425,000, and will be reviewed annually (“Base Salary”). Pursuant to the Employment Agreement, Mr. McCollom is also entitled to participate in Fulton’s incentive compensation programs, and for 2018, his cash incentive target will be 70% of Base Salary actually paid for the year January 1 to December 31, 2018, and the target used for long-term equity awards to be made in 2018 will be 100% of such Base Salary. He will also participate in Fulton’s broad-based retirement plans, welfare benefit plans and other benefit programs. The Employment Agreement provides that Mr. McCollom shall also receive such other general executive perquisites as approved from time to time by Fulton, such as company-paid club memberships and an employer-provided automobile.

The term of Mr. McCollom’s employment under the Employment Agreement commenced on November 20, 2017 and shall continue until the earliest of: (a) his voluntary termination of, or retirement from, employment other than for “Good Reason” (as defined in Section 4.2 of the Employment Agreement); (b) the termination of Mr. McCollom’s employment for Good Reason; (c) the termination of Mr. McCollom’s employment by Fulton for any reason other than “Cause” (as defined in Section 4.3 of the Employment Agreement); (d) the termination of Mr. McCollom’s employment by Fulton for Cause; (e) termination of Mr. McCollom’s employment with Fulton due to “Disability” (as defined in Section 4.4 of the Employment Agreement); or (f) his death. The Employment Agreement shall expire, if not terminated sooner as outlined above, on December 31 of the year in which Mr. McCollom attains the age of sixty-five (65), and he shall thereafter only be entitled to post-termination benefits that started prior to the expiration of the Employment Agreement. If his employment continues following such expiration of the Employment Agreement, his employment past December 31 of the year in which he attains the age of sixty-five (65) shall be as an employee at will.

If Mr. McCollom voluntarily terminates his employment other than for Good Reason, under the Employment Agreement, he is entitled to receive his Base Salary through the effective date of termination together with applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the terms of the applicable employee benefit plans.

In the event his employment is terminated during the term of the Employment Agreement for Good Reason, or his employment is terminated by Fulton for any reason other than Cause, death or Disability, then, only if Mr. McCollom executes and does not revoke a separation agreement in the form substantially similar to that attached as Exhibit A to the Employment Agreement, Fulton shall pay him all accrued and unpaid benefits and vested benefits in accordance with the terms of the applicable employee benefit plans, plus twelve (12) months Base Salary in effect immediately prior to the termination; any vested but unpaid bonus as of the date of termination; and a cash bonus for the fiscal year in which the termination date occurs equal to the payout at the target level established for such fiscal year; pro-rated to the date of his termination. The Employment Agreement also provides that he will continue to be eligible to participate in Fulton’s health and welfare employee benefit plans for twelve (12) months after termination, but if he is legally unable to continue to participate in any health and welfare employee benefit plan or program provided by Fulton, he shall be compensated for such inability to participate. However, if Mr. McCollom is eligible to receive severance payments under the CIC Agreement at termination of employment, he shall not be entitled to receive any severance compensation under the Employment Agreement.

Following Mr. McCollom’s total Disability or death during the term of the Employment Agreement, his employment would terminate, and Fulton would pay him all amounts accrued under the Employment Agreement as of the date of such termination. In the event of a termination of Mr. McCollom’s Employment Agreement as a result of his Disability, Fulton shall pay him an amount equal to at least six months’ of his Base Salary in effect immediately prior to the date of Disability, and thereafter, for as long as he continues to be disabled, Fulton shall continue to pay an amount equal to at least 60% of his Base Salary in effect immediately prior to the date of Disability until the earlier of his death or December 31 of the calendar year in which he attains age sixty-five (65). Fulton shall be entitled to offset the foregoing Disability payments against any benefits paid to Mr. McCollom under a long-term disability policy sponsored by Fulton, and to the extent not duplicative of the foregoing, he shall receive those benefits customarily provided by Fulton to disabled former employees, which benefits shall include, but shall not be limited to, life, medical, health, accident insurance and a survivor’s income benefit.

The Employment Agreement and the CIC Agreement do not provide for an excise tax gross-up for taxes applicable to a severance payment as a result of Mr. McCollom’s termination of employment. Instead, in the event he becomes eligible to receive a severance payment under the CIC Agreement that would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such payment would be retroactively reduced, if necessary, to the extent required to avoid such excise tax imposition and, if any portion of the amount payable to him is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended, such payment would be further reduced to only the amount determined to be deductible under Section 280G.

Pursuant to the CIC Agreement, if, during the period beginning ninety (90) days before a “Change in Control” (as defined in Section 2 of the CIC Agreement) and ending twenty-four (24) months after such Change in Control, the employment of Mr. McCollom is terminated by Fulton without Cause or he resigns for Good Reason, Fulton would pay him an amount equal to two (2) times the sum of his Base Salary immediately before the Change in Control and the highest annual cash bonus or other incentive compensation awarded to him over the past three years. He would also be eligible to receive an amount equal to that portion of Fulton’s contribution his 401(k), profit sharing, deferred compensation or other similar individual account plan which is not vested as of the date of his termination, plus up to $10,000.00 for executive outplacement services and other benefits such as participating in Fulton’s health and welfare employee benefit plans for up to twenty-four (24) months following termination of his employment for a Change in Control.

The Employment Agreement further prohibits Mr. McCollom from, directly or indirectly, competing with, and/or soliciting or contacting any customers, employees or suppliers of, Fulton for a period of one (1) year after his separation from service with Fulton. Under the Employment Agreement, Mr. McCollom acknowledges that he will be subject to any Clawback Policy that may be adopted by Fulton’s Board or any committee thereof. However, in the absence of a formal Clawback Policy adopted by Fulton, the Employment Agreement and CIC Agreement specifically require Mr. McCollom to forfeit and pay back to Fulton any bonus or other incentive compensation paid to him if: (a) a court or arbitration body makes a final determination that he directly or indirectly engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by Fulton; or (b) the independent members of Fulton’s Board determine that he has committed a material violation of Fulton’s Code of Conduct.

The preceding description of Mr. McCollom’s Employment Agreement and CIC Agreement is qualified in its entirety by reference to the full text of the Employment Agreement and the CIC Agreement that are attached hereto as Exhibit 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement effective as of November 20, 2017

10.2	Key Employee Change in Control Agreement effective as of November 20, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FULTON FINANCIAL CORPORATION

Date: November 24, 2017	By:	/s/ Daniel R. Stolzer
Daniel R. Stolzer
Executive Vice President, General Counsel and Corporate Secretary